, 2000
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         Re:      Award of Common Stock

Dear            :
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         In consideration for your past and future advice,  services and work as the __________ of Biomune, Inc., the Board of Directors of the Company has agreed to grant to you, as of the date of this letter, an award of __________ shares of Common Stock of the Company. These shares are restricted shares and may not be resold or may not be freely transferable by you unless and until they are the subject of an effective registration statement filed with the Securities and Exchange Commission or an exemption from registration is available under applicable state and federal laws. You hereby accept these shares acknowledging these restrictions and without any view toward a further distribution of the shares in violation of the applicable securities laws. If the shares are or should they become the subject of a registration statement, you will be advised by the Company regarding the effectiveness of the registration statement and your rights under that registration.

         We will promptly instruct our counsel to make the necessary filings to have the shares issued as soon as possible.

         Thank you again for your valuable services to the Company.

                                  Respectfully,

                                  Biomune, Inc.


                                            By:
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                                            Title:
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Accepted and Agreed to:


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